Exhibit 99.1

FOR IMMEDIATE RELEASE

STRATUS SERVICES GROUP, INC. REPORTS
ITS FOCUS IS TURNING TO GROWTH
THROUGH ITS NEW BUSINESS MODEL

Manalapan, New Jersey - June 27, 2006 - Stratus Services Group, Inc. (OTC Bulletin Board: SSVG.OB), the SMARTSolutions™ Company (the “Company” or “Stratus”), a leading provider of technology staffing and technology productivity consulting today reported that it has completed the trailing activities associated with the sale of the assets of its commercial staffing units. The Company spent considerable time, money and effort in the collection of the receivables for its senior lender, which has now been paid in full. Through the first four months of the year, the Company spent a substantial amount of its time and resources on the proper disposition of its assets to make the transition as smooth as possible.

Joseph J. Raymond, Chairman and CEO, commented: “The work and strain on our limited resources associated with the disposition of the assets and old banking relationships is substantially behind us. The Company will continue dealing with the old creditor issues, but as for the operation our turnaround is in full effect. We have been spending considerable time towards growing our new business model. The Company believes that the higher margins associated with the IT business, which is not as sensitive to workers’ compensation risks, is a great platform for it to rebuild in the staffing industry, and we will continue to keep the shareholders apprised of our progress.”

About Stratus Services Group, Inc.

Stratus provides a broad range of information technology staffing and project consulting through its joint venture with Stratus Technology Services, LLC.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier of customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words intend, expect, should, project, anticipate, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made.

CONTACT:	STRATUS SERVICES GROUP, INC.	VALUE CAPITAL PARTNERS
	Michael A. Maltzman, Executive VP & CFO (732) 866-0300 - Fax (732) 866-6676	Charles Cocuzza or Mike Santini (480) 951-3402